UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 24, 2015 (April 20, 2015)

HOME LOAN SERVICING SOLUTIONS, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	1-35431	98-0683664
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Home Loan Servicing Solutions, Ltd.
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman
KY1-9005
Cayman Islands

Registrant’s telephone number, including area code: (345) 945-3727

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 20, 2015, Home Loan Servicing Solutions, Ltd. (the “Company”) received a letter (the “Nasdaq Letter”) from the Listing Qualifications Staff (“Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that Nasdaq has determined to delist the ordinary shares of the Company from Nasdaq pursuant to the Staff’s discretionary authority under Listing Rule 5101. The Nasdaq Letter stated that the Staff’s determination was based on its belief that the Company is a “public shell” as a result of (i) the Company’s sale to New Residential Investment Corp. (“New Residential”) of substantially all of its operating assets, as announced in the Company’s Current Report on Form 8-K filed on April 7, 2015 and (ii) the Company’s plan of complete liquidation and dissolution pursuant to which a distribution of approximately $1.2 billion, or $16.613 per share, will be paid on April 27, 2015.

The Nasdaq Letter further stated that the Company may appeal the Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rules. A hearing request would stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. Unless the Company requests an appeal, the Company’s ordinary shares will be delisted from Nasdaq at the opening of business on April 29, 2015 and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on Nasdaq.

The Company does not intend to appeal the Staff’s decision.

Item 8.01	Other Events.

The press release of Home Loan Servicing Solutions, Ltd. (the “Company”), dated as of April 24, 2015, announcing its receipt of the Nasdaq Letter is attached hereto as Exhibit 99.1 and the information contained therein is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(a)-(c) Not applicable.

(d) Exhibits:

Exhibit No.

99.1	Press release of the Company, dated as of April 24, 2015.

FORWARD-LOOKING STATEMENTS

This Form 8-K and exhibit contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, governmental regulations and policies, our ability to maintain our PFIC status and other risks detailed in the Company’s reports and filings with the SEC. The forward-looking statements speak only as of the date they are made and should not be relied upon. The Company undertakes no obligation to update or revise the forward-looking statements.

Additional Information About the Proposed Merger and Where to Find It

A meeting of the shareholders of the Company will be announced to obtain shareholder approval of the previously announced proposed merger of the Company with and into a subsidiary of New Residential. The Company intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger transaction. The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the proposed merger transaction and related matters. The Company’s shareholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the Company, New Residential and the proposed merger transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.HLSS.com or by sending a written request to the Company at Home Loan Servicing Solutions, Ltd. c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, Attention: Secretary.

Participants in the Solicitation

The Company, New Residential and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s shareholders in connection with the proposed merger transaction, and any interest they have in the proposed merger transaction, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding the Company’s directors and officers is included in the proxy statement for the Company’s 2014 Annual Meeting of Shareholders filed with the SEC and on Form 8-K filed with the SEC on May 16, 2014. Additional information regarding New Residential’s directors and officers is included in New Residential’s 2014 Form 10-K and the proxy statement for New Residential’s 2015 Annual Meeting of Shareholders filed with the SEC on April 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:	April 24, 2015	HOME LOAN SERVICING SOLUTIONS, LTD.
(Registrant)

		By:	/s/ James E. Lauter
James E. Lauter
Senior Vice President and Chief Financial Officer (On behalf of the Registrant and as its principal financial officer)